Exhibit 99.1

Cole Named CEO of the First

HATTIESBURG, Miss.--(BUSINESS WIRE)--September 14, 2009--Chairman of the Board of The First, David E. Johnson, announced today that M. Ray “Hoppy” Cole will be named Chief Executive Officer (CEO) of The First, A National Banking Association and The First Bancshares (Nasdaq: FBMS). Cole will take over the day-to-day operations of the South Mississippi bank as of September 14, 2009. Cole is a founding Director of the First National Bank of the Pine Belt (the predecessor bank of the current Laurel branch) and a Director of The First Bancshares, Inc. Cole joined the bank as President of the Picayune location in 2002, was named President of the banking system in 2006, and relocated his office to Hattiesburg in 2007.

Cole graduated from the University of Mississippi where he earned a Bachelor’s and Master’s Degree in Business Administration. He began his career with The First National Bank of Commerce in New Orleans, Louisiana where he held the position of Corporate Banking Officer. He joined Sunburst Bank in Laurel, Mississippi serving as Senior Lender and later as President of the Laurel office. Cole attended the Stonier Graduate School of Banking at the University of Delaware. He has also served as Secretary/Treasurer of a privately-held corporation.

Johnson will continue as Chairman of the Board, carrying out newly-expanded responsibilities of that office. Commenting on the transition, he said, “Market conditions and growth within our bank have brought about the necessity of separating the critical duties of the CEO and Chairman of the Board to ensure protection for our shareholders. The First has grown from a Hattiesburg-Laurel bank to a $475 million dollar institution with ten locations in eight South Mississippi cities. Separating the duties of Chairman and CEO is good corporate governance. Hoppy has done an outstanding job as President, and I look forward to his leadership as CEO.”

The First began in South MS in August 1996, and has full-service banking locations in Hattiesburg, Purvis, Laurel, Picayune, Pascagoula, Bay St. Louis, Wiggins and Gulfport. The Company’s stock is traded on NASDAQ Global Market under the symbol FBMS. For more information about The First, please stop by any of our locations or visit us online at www.TheFirstBank.com.

CONTACT:
The First Bancshares, Inc.
Hoppy Cole, Chief Executive Officer, 601-268-8998
or
Dee Dee Lowery, Chief Financial Officer, 601-268-8998